Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Fiscal 2003 Second-Quarter Financial Results

GRAND RAPIDS, MICHIGAN--October 17, 2002--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2003 second quarter ending September 14, 2002.

Consolidated net sales for fiscal 2003's 12-week second quarter decreased 5.3 percent to $796.7 million from $841.1 million in last year's second quarter. The overall sales decline was due to difficult economic and competitive climates, the under performance of the company's existing marketing program, and the closing of 10 stores that took place during the second quarter. The sales decline was partially offset by an improvement in the company's convenience store segment sales.

Second-quarter retail sales declined 7.1 percent, with comparable-store sales declining 5.2 percent for the quarter; a sequential improvement over the adjusted (excluding the effect of an early Easter) 6.7 percent decline reported in the first quarter.

"We reported an operating profit of $2.1 million in the second quarter and have made meaningful progress strengthening our balance sheet," said Spartan Stores' Chairman, President, and Chief Executive Officer, James B. Meyer. "Working capital reduction initiatives allowed us to generate $33.8 million in cash from operations this quarter, approximately $15.0 million more than last year's second quarter. This increase in operating cash flow along with proceeds from the sale of non-operating real estate allowed us to pay down approximately $23 million in bank debt during the quarter. Including the current portion, long-term debt at September 14, 2002, declined by $47 million, or approximately 15 percent, to $274.1 million from $321.1 million at March 30, 2002."

Gross margin for the second quarter declined by 160 basis points to 16.3 percent from 17.9 percent in last year's second quarter. The decline was primarily due to the competitive environment in the company's southern retail division, which began to significantly affect retail gross margins in the third quarter of last year, and a higher percentage of consolidated sales coming from the lower margin convenience store distribution segment. Selling, general, and administrative (SG&A) expense, including depreciation and amortization, declined $5.5 million compared to the prior year period as a result of the company's cost cutting initiatives, store closings, and the elimination of goodwill amortization. As a percentage of sales, SG&A expense rose to 16.0 percent compared with 15.8 percent for the corresponding period last year. The percentage increase was principally due to sales declining faster than costs, reducing fixed cost leverage. Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), decreased to $15.1 million compared with $29.7 million in last year's second quarter. The decline in EBITDA was due principally to lower sales in the retail and grocery distribution segments, and significantly lower gross margin rates in the southern retail division. Net loss for the second quarter totaled $586,000, or $0.03 per diluted share, compared with net earnings of $9.2 million, or $0.47 per diluted share, in last year's second quarter. The quarter included $1.0 million of severance charges for the store closings and staff reductions, a $0.4 million charge for an additional write off of Kmart receivables, and a $0.4 million gain from the sale of pharmacy records at closed stores. Also included in the quarter was a $1.9 million pretax gain from the sale of non-core real estate.

"We continued to refine our organizational structure and business strategy during the second quarter," said Mr. Meyer. "Fundamental changes included segregating critical elements of our retail and distribution operations. Each operation now has distinct merchandising and marketing responsibilities and more focused performance accountability. We have appointed veteran retail and distribution industry executives with proven track records in these key positions. With this change, we now have better organizational alignment with our customer base for each business segment. This structure will also strengthen and support our retail neighborhood marketing strategy by dedicating resources to better understand and bring the right combination of products and pricing to each unique market with a consistent and high level of customer service. We have also modified our retail pricing strategy to make us more competitive and believe that consumers in our market areas will re-discover compelling values on products they desire most.

"Cost controls in our grocery distribution network helped push operating income for this segment up 2.5 percent in the second quarter on an 8.9 percent decline in sales. Our marketing program has also been fundamentally changed. Most importantly, we have eliminated the advertising component, allowing our owned stores and independent customers the desired flexibility to design market specific promotional and merchandising programs. This change significantly advances our goal of providing larger product discounts and continually reducing costs to our owned stores and independent customers, and we expect it to enhance our opportunities to expand sales with existing and new customers.

"We are also pleased to report an increase in convenience store distribution sales during the quarter," continued Mr. Meyer. "Our efforts to aggressively pursue new business is increasing our market penetration and growing our customer base, while price inflation in the cigarette category continues to benefit our sales. Our information technology and excellent execution of order accuracy, on-time delivery, and customer service is also contributing to this segment's success. Similar to the structure now in place for our retail and grocery distribution operations, this business unit operates with separate resources in critical areas necessary to service the distinct product and distribution requirements of convenience store operators. Operational integration with the grocery distribution segment occurs where it economically improves customer service and network efficiency.

"The fundamental and structural changes made during this transitional period are creating a more operationally sound organization that should bring each business segment closer to our customers, helping to provide even better service and is expected to drive operating and financial performance above the levels that we have been reporting during this challenging period. Examples of strong and successful regional grocery operators are evident in our industry and we firmly believe that these steps bring us closer to achieving our goal of being included in that group."

A telephone conference call to discuss the Company's second-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Friday, October 18, 2002. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 94 supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or management "expects," "anticipates," "projects," "plans," "believes," "intends," or is "optimistic" that a particular occurrence "may," "could" or "will likely" result or that a particular event "may" or "will likely" occur in the future or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our retail-store performance, particularly in our southern retail division; improve sales growth; increase profit margin; reduce operating cost structures; and implement the other plans strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, competitive pressures among food retail and distribution companies; changes in economic conditions generally or in the markets and geographic areas that we serve; integration of our acquisitions and our retail and distribution operations; adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; continued compliance with our credit facility; and labor shortages or stoppages. Additional information about these and other factors that may adversely effect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Second Quarter Ended (Unaudited)		Year-to-Date Ended (Unaudited)
	(12 weeks) Sept. 14, 2002	(12 weeks) Sept. 15, 2001	(24 weeks) Sept. 14, 2002	(24 weeks) Sept. 15, 2001

Net sales	$796,736	$841,124	$1,562,357	$1,673,632
Cost of sales	667,035	690,562	1,304,247	1,379,129
Gross margin	129,701	150,562	258,110	294,503

Operating expenses
Selling, general and administrative	117,821	121,954	230,725	240,142
Provision for store closings and asset impairment	0	0	13,000	0
Depreciation and amortization	9,748	11,084	19,666	21,723
Total operating expenses	127,569	133,038	263,391	261,865

Operating income (loss)	2,132	17,524	(5,281)	32,638

Non-operating expense (income)
Interest expense	5,737	5,881	11,307	12,593
Interest income	(296)	(740)	(634)	(1,152)
Other gains	(2,464)	(1,502)	(2,472)	(1,520)
Total non-operating expense, net	2,977	3,639	8,201	9,921

(Loss) earnings before income taxes, discontinued
operations and cumulative effect of a change in
accounting principle	(845)	13,885	(13,482)	22,717
Income taxes	(328)	4,408	(4,585)	7,638

(Loss) earnings from continuing operations	(517)	9,477	(8,897)	15,079

(Loss) earnings from discontinued insurance segment	(69)	(261)	(65)	(260)

Net (loss) earnings before cumulative effect of a
change in accounting principle	(586)	9,216	(8,962)	14,819

Cumulative effect of a change in accounting
principle (less provision for taxes of $6,223)	0	0	(35,377)	0

Net (loss) earnings	$(586)	$9,216	$(44,339)	$14,819

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.03)	$0.49	$(0.46)	$0.78
Loss from discontinued operations	0.00	(0.01)	0.00	(0.01)
Cumulative effect of change
in accounting principle	0.00	0.00	(1.78)	0.00
Net (loss) earnings	$(0.03)	$0.48	$(2.24)	$0.77

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.03)	$0.48	$(0.46)	$0.77
Loss from discontinued operations	0.00	(0.01)	0.00	(0.01)
Cumulative effect of change
in accounting principle	0.00	0.00	(1.78)	0.00
Net (loss) earnings	$(0.03)	$0.47	$(2.24)	$0.76

Weighted average number of shares outstanding:
Basic	19,857	19,317	19,826	19,300
Diluted	19,857	19,602	19,826	19,549

*EBITDA	15,088	29,693	31,941	56,816

* Earnings from continuing operations before interest, income taxes, depreciation and amortization, excluding restructuring charges, other non-real estate gains, non-real estate interest income, and adding back Michigan single business tax booked as SG&A

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Sept. 14, 2002 (Unaudited)	March 30, 2002
ASSETS
Current assets
Cash and cash equivalents	$17,673	$13,903
Marketable securities	1,704	10,370
Accounts receivable, net	83,513	84,533
Inventories	184,608	179,319
Other current assets	12,313	9,119
Total current assets	299,811	297,244

Other assets
Goodwill, net	113,643	155,243
Other	27,455	25,738
Total other assets	141,098	180,981

Property and equipment, net	246,445	268,315

Total assets	$687,354	$746,540

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$108,010	$90,327
Accrued payroll and benefits	25,347	26,624
Insurance reserves	16,788	17,263
Other accrued expenses	39,958	23,343
Current maturities of long-term debt	31,924	25,948
Total current liabilities	222,027	183,505

Deferred taxes on income	2,848	14,490

Other long-term liabilities	33,265	21,840

Long-term debt	242,248	295,213

Shareholders' equity
Common stock, voting, no par value, 50,000 shares authorized; outstanding 19,865 shares and 19,766	116,156	115,722
Preferred stock, no par value, 10,000 authorized; no shares outstanding	--	--
Accumulated other comprehensive loss	(3,243)	(2,622)
Retained earnings	74,053	118,392

Total shareholders' equity	186,966	231,492

Total liabilities and shareholders' equity	$687,354	$746,540

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands, except per share data)

	Second Quarter Ended (Unaudited)		Year-to-Date Ended (Unaudited)
	(12 weeks) Sept. 14, 2002	(12 weeks) Sept. 15, 2001	(24 weeks) Sept. 14, 2002	(24 weeks) Sept. 15, 2001
Retail Segment:

Net sales	$321,521	$346,022	$630,398	$682,333
Operating (loss) income	$(3,576)	$11,965	$(18,908)	$18,373

Closed stores:
Net sales	$11,529	$20,082	$28,586	$42,623
Store operating loss	$(2,471)	$(759)	$(4,363)	$(1,067)

Grocery Distribution Segment:

Net sales	$251,154	$275,790	$498,278	$560,928
Operating income	$2,817	$2,750	$7,190	$8,169

Convenience Store Distribution Segment:

Net sales	$222,554	$217,666	$430,545	$426,955
Operating income	$1,813	$2,113	$4,146	$4,599

Real Estate Segment:

Net sales	$1,507	$1,646	$3,136	$3,416
Operating income	$1,078	$696	$2,291	$1,497